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RETIREMENT INCOME BENEFIT RIDER
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This Rider is attached to and made a part of this Contract as of the Contract
Date, or if later, the date shown below. All terms of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider shall prevail over the terms of the Contract. Terms not defined in this Rider shall have the meaning given to them in the Contract.

RETIREMENT INCOME BENEFIT - You have purchased a Retirement Income Benefit Rider. In general, but subject to all of the terms and conditions described herein, this Rider allows for withdrawals of the Annual Amount each Contract Year following the Contract Anniversary when the younger Owner's attained age is [60], regardless of market performance, for as long as the Covered Person (defined below) is alive (or for the joint life version, as long as either the Covered Person or the Joint Covered Person is alive).

This Rider may be purchased on the Contract Date or on any Contract Anniversary, provided that the attained age of the older Owner is [80] or younger and the attained age of the younger Owner is at least [55] on the Rider Date. Except as specifically set forth in the section "Non-Natural Owners," the Contract Owner must be a natural person for this Rider to be issued. Except as specifically set forth in the section "Joint Ownership," this Rider is not available with jointly owned Contracts.

This Rider cannot be cancelled once it is issued.

DEFINITION OF TERMS -

BENEFIT BASE - The Benefit Base is an amount SBL refers to when determining your Annual Amount and Rider Charge.

COVERED PERSON - The Covered Person is the person during whose life SBL will make available the Annual Amount. If the Contract is owned by a natural person, then the Covered Person is the Owner. If the Contract is owned by a non-natural person as is permitted only under the section "Non-Natural Owners," then the Covered Person is the Annuitant. The Covered Person can not be changed after the Rider is issued.

JOINT COVERED PERSON - The Joint Covered Person is the person during whose life, in conjunction with the life of the Covered Person, SBL will make available the Annual Amount. If this Rider is elected on joint lives, which such joint lives shall have a spousal relationship, then the Joint Covered Person is the joint life covered by this Rider. If the Contract is owned jointly as is permitted only under the section "Joint Owners," then the Joint Covered Person is the Joint Owner. The Joint Covered Person can not be changed after the Rider is issued.

ANNUAL AMOUNT - The Annual Amount is the maximum amount that can be withdrawn under this Rider each Contract Year following the Contract Anniversary when the younger Owner's attained age is [60] without reducing or eliminating the Rider's guarantee (see description in HOW THE RIDER WORKS, Annual Amount below, for further explanation).

REGISTERED INVESTMENT ADVISER FEE (THE "RIA FEE") - The fee that SBL deducts from Contract Value to pay the registered investment adviser, as authorized by the Owner, for investment advisory services the RIA provides in connection with the Contract.

RIA FEE ANNUAL LIMIT - The RIA Fee Annual Limit is the maximum amount that can be withdrawn to pay RIA Fees under this Rider each Contract Year while the Rider is in effect without any decrease to the Benefit Base. The RIA Fee Annual Limit is not cumulative, which means any portion of the RIA Fee Annual Limit not withdrawn during a Contract Year may not be carried over to the next or any subsequent Contract Year.

The initial RIA Fee Annual Limit is equal to a percentage, as set forth on the Contract Data page (the "Percentage"), of the initial Purchase Payment (if this Rider is issued on the Contract Date) or the Contract Value on the Start Date (if this Rider is issued after the Contract Date). SBL recalculates the RIA Fee Annual Limit under the following circumstances:

     1. On each Contract Anniversary, the new RIA Fee Annual Limit is equal to the Percentage multiplied by the current Contract Value.

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     2.   When SBL receives a subsequent Purchase Payment after the Start Date,
          SBL will increase the RIA Fee Annual Limit as last calculated by an amount equal to the Percentage multiplied by the Purchase Payment. The increase will be made on the Valuation Date following the Valuation Period in which SBL receives the subsequent Purchase Payment.

     3. For each Withdrawal made to pay the RIA Fee, SBL will reduce the RIA Fee Annual Limit as last calculated by an amount equal to the amount of the Withdrawal, subject to a floor of zero.

Withdrawals attributable to paying RIA Fees that are less than or equal to the RIA Annual Limit do not decrease the Annual Amount. In no event may a Withdrawal to pay an RIA Fee exceed the then current Contract Value.

SPOUSE - Under this Rider, the term `spouse' has the meaning given to it under federal law for purposes of the Internal Revenue Code.

START DATE - The Start Date is the date this Rider is effective, as shown below.

EXCESS WITHDRAWAL - the portion of any Withdrawal:

     1. that is made on or after the Contract Anniversary when the younger Owner's attained age is [60], that exceeds the available Annual Amount, and that is not made for the purpose of paying RIA fees;

     2. that is made prior to the Contract Anniversary when the younger Owner's attained age is [60] and that is not made for the purpose of paying RIA fees; and/or

     3.   that is made to pay RIA Fees and that exceeds the RIA Annual Limit.

Excess Withdrawals will reduce the Benefit Base in proportion to the reduction in Contract Value. Any reduction in the Benefit Base reduces future Annual Amounts). Thus, to receive the maximum potential benefit from this Rider, you should not take Excess Withdrawals.

HOW THE RIDER WORKS

BENEFIT BASE - The initial Benefit Base is equal to the initial Purchase Payment (if this Rider is issued on the Contract Date) or the Contract Value on the Start Date of the Rider (if this Rider is issued after the Contract Date). The Benefit Base is re-calculated under the following circumstances:

     1.   On each Contract Anniversary, the new Benefit Base is the greater of
          (A) the current Contract Value less any withdrawals processed on that anniversary, or (B) the current Benefit Base.

     2. When SBL receives a subsequent Purchase Payment after the Start Date, SBL will increase the Benefit Base by the amount of the Purchase Payment.

          The increase will be made on the Valuation Date following the Valuation Period in which SBL receives such subsequent Purchase Payment.

     3. If you make an Excess Withdrawal, then SBL will decrease the current Benefit Base in the same proportion that the Excess Withdrawal reduces the Contract Value immediately prior to the withdrawal.

          The decrease will be made on the Valuation Date following the Valuation Period in which SBL processes the withdrawal.

ANNUAL AMOUNT - While this Rider is in effect, you may withdraw up to the Annual Amount each Contract Year following the Contract Anniversary when the younger Owner's attained age is [60] without any decrease to the Benefit Base. Such withdrawals may be taken in a lump sum, in multiple withdrawals, or in a series of pre-authorized withdrawals within the Contract Year. The Annual Amount is not cumulative, which means any portion of the Annual Amount not withdrawn during a Contract Year may not be carried over to the next or any subsequent Contract Year.

At each Contract Anniversary, the Annual Amount is set equal to [5%] of the Benefit Base. For certain Qualified Contracts, SBL may permit a greater Annual Amount equal to the RMD Annual Income amount (as described below). SBL does not calculate the Annual Amount prior to the Contract Anniversary when the younger Owner's attained age is [60].

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For each withdrawal, SBL will reduce the Annual Amount as last calculated by an amount equal to the amount of the withdrawal, subject to a floor of zero. For each Purchase Payment, the Annual Amount is increased by an amount equal to [5%] multiplied by the Purchase Payment.

RMD ANNUAL INCOME - Qualified Contracts that are in the "Required Minimum Distribution" or "RMD" phase under the Internal Revenue Code may have an alternative Annual Amount that is equal to the RMD Annual Income amount.

The RMD Annual Income amount is the amount determined by SBL's system for RMD calculations as of the beginning of the calendar year, and is solely based on the values of this Contract and does not include the RMD required of any other assets of the Owner or beneficiary. The RMD Annual Income amount is an amount equal to the Internal Revenue Code required minimum distribution amount calculated using only:

     (1) the IRS Uniform Lifetime table or, if applicable, the Joint Life and Survivor Expectancy table,

     (2) the Contract Value (including the present value of any additional benefits provided under the Contract to the extent required to be taken into account under IRS Guidance), and

     (3) amounts from the current calendar year (no carry-over from past years).

ORDER OF CALCULATION - On any Valuation Date as of which the Benefit Base is calculated, SBL shall adjust the Benefit Base as last calculated and such adjustments shall be calculated in the following order: (1) Purchase Payments;
(2) Withdrawals; and (3) comparison to Contract Value.

SUBSEQUENT PURCHASE PAYMENTS - For purposes of this Rider, SBL reserves the right to refuse to accept subsequent Purchase Payments and/or limit the amount of any subsequent Purchase Payments that may be accepted. As is the case under the Contract, all references to Purchase Payments in this Rider mean the amount actually applied to Contract Value (i.e., net of any applicable premium tax or other applicable charges).

NON-NATURAL OWNERS - If this Rider is elected, the Owner must be a natural person unless (1) the Contract is owned by a trust (or other entity as agent for a natural person), (2) the Rider is issued on a single life basis, (3) only one Annuitant is named in the Contract and (4) the Annuitant is the Covered Person.

JOINT LIFE VERSION - SINGLE OWNER: The following provisions apply if this Rider is elected on joint lives and there is a single Owner of the Contract:

     (1) The Joint Covered Person must be the spouse of the Covered Person on the Rider Start Date.


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     (2)  Prior to annuitization, the Joint Covered Person must also be the sole
          Designated Beneficiary under the Contract.

     (3) The Annual Amount will be available until the later of the death of the Covered Person or the death of the Joint Covered Person (both as specified in the Contract Data Page), provided that:

               a. there is no change in the status of the Joint Covered Person as spouse of the Owner (Covered Person), or

               b. there is no change in the status of the Joint Covered Person as the sole Designated Beneficiary prior to annuitization.

     (4) If the Joint Covered Person ceases to be the spouse of the Covered Person or, prior to annuitization, ceases to be the sole Designated Beneficiary under the Contract, then the benefits under this Rider will be based solely on the life of the Covered Person. Thus, the Annual Amount will not be available after the death of the Covered Person, even if the Joint Covered Person is still alive. However, the charge for the Rider will continue to be assessed on a joint life basis.

After the Rider Start Date, the Joint Covered Person cannot be changed, even if the Contract Owner (the Covered Person) has a new spouse, nor can a Joint Covered Person be added.

JOINT LIFE VERSION - JOINT OWNERSHIP: In addition to the section on Joint Ownership below, the following provisions apply if this Rider is elected on joint lives and there are two Owners of the Contract:

     (1) The Joint Covered Person must be the spouse of the Covered Person on the Rider Start Date.

     (2) Prior to annuitization, the Owner and Joint Owner must also be the only Designated Beneficiaries under the Contract.

     (3) The Annual Amount will be available until the later of the death of the Covered Person or the death of the Joint Covered Person (both as specified in the Contract Data Page), provided that:

          (a) there is no change in the status of the Joint Covered Person as spouse of the Covered Person, or

          (b) there is no change in the status of the Owner and Joint Owner as the only Designated Beneficiaries prior to annuitization.

     (4) If the Joint Covered Person ceases to be the spouse of the Covered Person or, prior to annuitization, there is a Designated Beneficiary that is not the Owner or Joint Owner of the Contract, then the benefits under this Rider will be based solely on the life of the Covered Person. Thus, the Annual Amount will not be available after the death of the Covered Person, even if the Joint Covered Person is still alive. However, the charge for the Rider will continue to be assessed on a joint life basis.

After the Rider Start Date, the Joint Covered Person cannot be changed, even if the Contract Owner (the Covered Person) has a new spouse, nor can a Joint Covered Person be added.

JOINT OWNERSHIP - If this Rider is elected, the Contract must be owned individually (i.e., there must be only one Owner), unless the Joint Owner is the spouse of the Owner.

If the Owner and Joint Owner cease to be the spouse of each other, then the benefits of this Rider will be based solely on the life of the Covered Person (i.e., the Owner). Thus, the Annual Amount will not be available after the death of the Covered Person, even if the Joint Covered Person (i.e., the Joint Owner) is still alive. However, the charge for the Rider will continue to be assessed on a joint life basis. In the event that the Contract is ordered to be split or otherwise divided between the Owner and Joint Owner pursuant to the terms of a settlement or a divorce decree from a court of law or pursuant to any other court order incident to a divorce, this Rider shall terminate.

TERMINATION OF RIDER IF SURVIVING SPOUSE CONTINUES CONTRACT - If the Covered Person of a single life version of this Rider dies while this Rider is in effect and if the surviving spouse of the deceased Covered Person elects to continue the Contract in accordance with its terms, then this Rider will terminate.

The surviving spouse can elect to add a new Retirement Income Benefit Rider (if SBL is issuing such riders at that time) on any Contract Anniversary prior to the Annuity Start Date, if he/she satisfies the issue age requirements, in which case all Rider variables (the Benefit Base, the Annual Amount, the RIA Fee Annual Limit, the Annual Amount percentage, etc.) will be calculated anew. The terms of any such new rider may differ from the terms of this Rider.

ANNUITY START DATE - While this Rider is in effect and if the Owner has not selected an Annuity Start Date, then the Annuity Start Date is the day before the older Annuitant's 95th birthday.

If the Contract Value is greater than zero on the Annuity Start Date, then as of that date the Owner may elect to receive annual Annuity Payments equal to

     (a)  the Annual Amount, beginning on the Annuity Start Date; or

     (b) the amount produced by applying the Annuity Start Amount to any of the Annuity Options available under, and pursuant to the terms of, the Contract.

In the event that option (a) is chosen, the Annuity Payments will continue until the later of:

     (i) the death of the Covered Person (or until the later of the death of the Covered Person or Joint Covered Person if the joint life version of the Rider is selected), or

     (ii) a fixed period equal to the Contract Value on the Annuity Start Date divided by Annual Amount on the Annuity Start Date. If the Covered Person (or both the Covered Person and the Joint Covered Person, if applicable) dies before receiving the fixed number of Annuity Payments, then any remaining Annuity Payments will be made to the Designated Beneficiary.

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CONTRACT VALUE - In no event may a Withdrawal exceed the greater of the Contract
Value or the available Annual Amount.

If the Contract Value is reduced to zero due to an Excess Withdrawal, then this Rider and your Contract will automatically terminate.

If the Contract Value is reduced to zero for any reason other than due to an Excess Withdrawal, then the following will apply:

     1. SBL will make payments to you each Contract Year in an amount equal to the Annual Amount in effect on the date the Contract Value is reduced to zero,

     2. payments will be made as a series of pre-authorized withdrawals under a [monthly, quarterly, semiannual or annual] payment frequency, as elected by you from those made available by SBL at that time;

     3. SBL will make these payments until the death of the Covered Person (or the later of the death of the Covered Person and any Joint Covered Person, if applicable, subject to the restrictions on changing Owners);

     4.   no additional Purchase Payments will be accepted under the Contract;

     5. the Contract will cease to provide any death benefit (since it will have terminated); and

     6.   all other optional riders (except this Rider) will terminate.

RIDER CHARGE - The annual Rider Charge percentage, which varies depending on whether the Rider is issued on a single life or joint life basis, is set forth on the Contract Data Page. The Rider Charge percentage in place on the Start Date of this Rider will not change. SBL calculates the Rider Charge on each monthly anniversary of the Contract Anniversary by multiplying the Rider Charge percentage by the current Benefit Base on that date and dividing the result by
12. SBL deducts the Rider Charge from Contract Value on each monthly anniversary of the Contract Anniversary. SBL deducts the Rider Charge from the Subaccounts in the same proportion that Contract Value is allocated among the Subaccounts. The Rider Charge is deducted as described herein in lieu of the method described under "Optional Rider Charges" in the Contract. Withdrawals attributable to Rider Charges (and Contract Fees) do not decrease the Annual Amount, the RIA Fee Annual Limit, or the Benefit Base. SBL will deduct the Rider Charge until the earlier of termination of the Rider or the date the Contract Value is reduced to zero.

PROOF OF SURVIVAL - SBL may require proof of survival of any person upon whose life continuation of benefits depends (including, but not limited to, the Covered Person, and for a joint life Rider, the Joint Covered Person).

TERMINATION OF RIDER - This Rider will automatically terminate on the earliest of the dates indicated below:

     1.   Surrender of the entire Contract;

     2. Annuitization of the Contract (subject to the Annuity Start Date provision above);

     3. Death of the Covered Person for Riders issued on a single life (regardless of whether a beneficiary continues the Contract);

     4. The later of the death of the Covered Person and the Joint Covered Person, for riders issued on a joint life basis (subject to the joint life version provisions above);

     5. A change of ownership (including total or partial change incident to a divorce as discussed under the "Joint Ownership" provision of this Rider); or

     6.   The Contract Value is reduced to zero due to an Excess Withdrawal.

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All other terms and conditions of the Contract remain unchanged by this Rider.
You may not terminate this Rider earlier than described under "Termination of Rider" above.

SECURITY BENEFIT LIFE INSURANCE COMPANY

/s/J. Michael Keefer
J. Michael Keefer
Secretary

Rider Start Date
(If Other Than Contract Date): __________________



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